Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 23, 2018 (April 27, 2018 as to the convenience translation described in Note 2) relating to the consolidated financial statements of Puxin Limited, its subsidiaries, its consolidated variable interest entity ("VIE") and VIE’s subsidiaries and schools as of and for each of the two years in the period ended December 31, 2017  (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts), appearing in Registration Statement No. 333-225047 on Form F-1 of Puxin Limited.

/s/Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

August 16, 2018